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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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Contact:    Teresa C. Stackpole
            Director, Corporate Communications
            MIDCOM Communications inc.
            206/574-3152


                   MIDCOM FILES CHAPTER 11 TO PROTECT ASSETS
                      Company In Talks With Various Buyers

SOUTHFIELD, MI (November 7,1997) -- MIDCOM Communications Inc. (NASDAQ: MCCI) today announced that it has filed a petition for relief under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court for the Eastern District of Michigan, seeking protection of its assets, its customers and the on-going value of its business. The company also indicated that it will continue to pursue possible investment and other strategic alternatives, including a merger, partnership, or sale of the company, as previously announced.

     "Filing for protection from its creditors allows MIDCOM time to continue investment and sales discussions that have already begun," said William H. Oberlin, president and chief executive officer for MIDCOM. "We recognize that it is important for us to be able to continue to serve our customers, thereby protecting the on-going value of our business, and we believe Chapter 11 will afford us the time we need to thoroughly investigate and pursue the options available to us."

     On October 31, 1997 the company announced that it did not have sufficient resources to satisfy its current obligations. A Chapter 11 filing allows the company to
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continue operations in the normal course of business, while obtaining relief from the immediate collection of its obligations owed to existing creditors.

     The company also announced additional efforts to operate more efficiently, including layoffs of 170 of its 790 total employees, as well as other cost savings. In addition, the company has arranged for debtor-in-possession financing from its lender, Foothill Capital, of approximately $10 million, which, with the on-going support of its employees and vendors, will permit the company to continue normal operations. In that regard, MIDCOM's customers will not experience any interruption in their service as a result of the filing.

     Related Chapter 11 petitions were also filed in the same court for PacNet Inc., Cel-Tech International Corporation and AdVal, Inc., all wholly-owned subsidiaries of MIDCOM. The companies are being represented by Barbara Rom of Pepper, Hamilton & Scheetz located in Detroit, Michigan.

     Founded in 1989, MIDCOM provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company has regional offices throughout the nation and currently invoices approximately 100,000 customer locations monthly.


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